Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion Preliminary

Pricing Supplement dated August 3, 2011

SuperTrackSM Notes due August 15, 2013 Linked to the Performance of the Market Vectors® Gold Miners ETF

If the Reference Asset Return is equal to or greater than 0%, at maturity you will receive, in addition to the principal amount of your Notes, an amount equal to the principal amount of your Notes multiplied by two times the Reference Asset Return, up to the Maximum Return. If the Reference Asset Return is less than 0% and a Knock-In Event has not occurred, you will receive the principal amount of your Notes. If the Reference Asset Return is less than 0% and a Knock-In Event has occurred, the amount payable at maturity, if any, will give you a total return on the Notes equal to the negative Reference Asset Return. A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Price of the ETF is less than the Knock-In Barrier on any Trading Day during the Observation Period.

Terms and Conditions

Issuer

Barclays Bank PLC

Issue Date

August 16, 2011

Initial Valuation Date

August 11, 2011*

Final Valuation Date

August 12, 2013*

Maturity Date

August 15, 2013*

Reference Asset

Market Vectors® Gold Miners ETF

Bloomberg Ticker

GDX UP

Participation Rate

200%

Maximum Return

[30%–36%]**

** Actual Maximum Return will be determined on the Initial Valuation Date and will not be less than 30%

Knock-In Barrier

60% of the Initial Price, determined on the trade date

Initial Price

Closing Price of the ETF on the Initial Valuation Date

Final Price

Closing Price of the ETF on the Final Valuation Date

Reference Asset Return

Final Price -Initial Price

Initial Price

CUSIP

06738KQZ7

ISIN

US06738KQZ74

*Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

**Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes – Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.

Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the accompanying prospectus supplement and “Selected Risk Considerations” in this Preliminary Pricing Supplement.

Introduction

The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Hypothetical Examples***

*** These hypothetical examples are based on a number of assumptions, as set forth on page PPS-3 of this preliminary pricing supplement, and are included for illustrative purposes only.

$[—] SuperTrackSM Notes due August 15, 2013 Linked to the Performance of the Market Vectors® Gold Miners ETF Global Medium-Term Notes, Series A, No. E-6815

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	August 11, 2011

Issue Date:	August 16, 2011

Final Valuation Date:	August 12, 2013*

Maturity Date:	August 15, 2013**

Denominations:	Minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Market Vectors® Gold Miners ETF (the “ETF”) (Bloomberg ticker symbol: “GDX UP <Equity>”)

Maximum Return:	[30.00% – 36.00%]***

Participation Rate:	200.00%

Payment at Maturity:

If the Reference Asset Return is equal to or greater than 0%, at maturity you will receive (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the product of (i) the Reference Asset Return and (ii) the Participation Rate, subject to the Maximum Return. For example, assuming that the Maximum Return is set at 30.00%***, if the Reference Asset Return is 15.00% or more, you will receive the maximum payment on the Notes of $1,300.00 for every $1,000 principal amount Note that you hold, regardless of the product of the Reference Asset Return times the Participation Rate. Accordingly, your payment per $1,000 principal amount Note would be calculated as follows, subject to the Maximum Return:

$1,000 + [$1,000 × (Reference Asset Return × Participation Rate)]

If the Reference Asset Return is less than 0% and a Knock-In Event has not occurred, you will receive (subject to our credit risk) the principal amount of your Notes.

If the Reference Asset Return is less than 0% and a Knock-In Event has occurred, you will receive (subject to our credit risk) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return]

You may lose some or all of your principal if you invest in the Notes. If a Knock-In Event occurs and the Reference Asset Return is less than 0%, your Notes will be fully exposed to any decline of the ETF from the Initial Price to the Final Price and you may lose some or all of your principal. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Price of the ETF is less than the Knock-In Barrier on any Trading Day during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to the ETF on a Trading Day during the Observation Period, the Closing Price of the ETF on such Trading Day will be disregarded for purposes of determining whether a Knock-In Event occurs.

For a description of Market Disruption Events with respect to the ETF, please see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

Knock-In Barrier:	$[—], 60% of the Initial Price, rounded to the nearest hundredth.

Observation Period:	The period from but excluding the Initial Valuation Date to and including the Final Valuation Date. If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Reference Asset Return:	The performance of the ETF from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:	$[—], the Closing Price of the ETF on the Initial Valuation Date.

Final Price:	The Closing Price of the ETF on the Final Valuation Date.

Closing Price:

With respect to the ETF on any Trading Day, the official closing price per share of the ETF on that Trading Day as displayed on Bloomberg Professional® service page “GDX UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Price of the ETF will be based on the alternate calculation of the ETF as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Trading Day:	With respect to the ETF, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KQZ7 and US06738KQZ74

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes— Maturity Date” and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the prospectus supplement.
***	The actual Maximum Return on the Notes will be set on the Initial Valuation Date and will not be less than 30.00%.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.80%	97.20%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.80% of the principal amount of the notes, or $28 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance of the ETF?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. Note that, for purposes of the hypothetical total returns set forth below, we are assuming (i) an Initial Price of $58.17, (ii) a Knock-In Barrier of $34.90 (the Initial Price multiplied by 60.00%, rounded to the nearest hundredth), (iii) a Maximum Return of 30.00%, (iv) a Participation Rate of 200.00%, and (v) that no Market Disruption Event occurs with respect to the ETF during the Observation Period. The examples and calculations set forth below do not take into account any tax consequences from investing in the Notes.

PPS-2

		Knock-In Event Did Not Occur		Knock-In Event Occurred
Final Price ($)	Reference Asset Return	Payment at Maturity*	Total Return on Notes	Payment at Maturity*	Total Return on Notes
116.34	100.00%	$1,300.00	30.00%	$1,300.00	30.00%
110.52	90.00%	$1,300.00	30.00%	$1,300.00	30.00%
104.71	80.00%	$1,300.00	30.00%	$1,300.00	30.00%
98.89	70.00%	$1,300.00	30.00%	$1,300.00	30.00%
93.07	60.00%	$1,300.00	30.00%	$1,300.00	30.00%
87.26	50.00%	$1,300.00	30.00%	$1,300.00	30.00%
81.44	40.00%	$1,300.00	30.00%	$1,300.00	30.00%
75.62	30.00%	$1,300.00	30.00%	$1,300.00	30.00%
69.80	20.00%	$1,300.00	30.00%	$1,300.00	30.00%
66.90	15.00%	$1,300.00	30.00%	$1,300.00	30.00%
63.99	10.00%	$1,200.00	20.00%	$1,200.00	20.00%
62.53	7.50%	$1,150.00	15.00%	$1,150.00	15.00%
61.08	5.00%	$1,100.00	10.00%	$1,100.00	10.00%
59.62	2.50%	$1,050.00	5.00%	$1,050.00	5.00%
58.17	0.00%	$1,000.00	0.00%	$1,000.00	0.00%
56.72	-2.50%	$1,000.00	0.00%	$975.00	-2.50%
55.26	-5.00%	$1,000.00	0.00%	$950.00	-5.00%
52.35	-10.00%	$1,000.00	0.00%	$900.00	-10.00%
49.44	-15.00%	$1,000.00	0.00%	$850.00	-15.00%
46.54	-20.00%	$1,000.00	0.00%	$800.00	-20.00%
40.72	-30.00%	$1,000.00	0.00%	$700.00	-30.00%
34.90	-40.00%	$1,000.00	0.00%	$600.00	-40.00%
29.09	-50.00%	N/A	N/A	$500.00	-50.00%
23.27	-60.00%	N/A	N/A	$400.00	-60.00%
17.45	-70.00%	N/A	N/A	$300.00	-70.00%
11.63	-80.00%	N/A	N/A	$200.00	-80.00%
5.82	-90.00%	N/A	N/A	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

*	Per $1,000 principal amount Note.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The price of the ETF increases from an Initial Price of $58.17 to a Final Price $63.99.

Because the Reference Asset Return of 10% multiplied by the Participation Rate does not exceed the Maximum Return of 30.00%, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return × Participation Rate)]

$1,000 + [$1,000 × (10% × 200%)] = $1,200

The total return on the investment of the Notes is 20%.

Example 2: The price of the ETF increases from an Initial Price of $58.17 to a Final Price $69.80.

Because the Reference Asset Return of 20% multiplied by the Participation Rate exceeds the Maximum Return of 30%, the investor receives a payment at maturity of $1,300 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Maximum Return]

$1,000 + [$1,000 × 30%] = $1,300

The total return on the investment of the Notes is 30%.

Example 3: The price of the ETF decreases from an Initial Price of $58.17 to a Final Price $49.44 and a Knock-In Event did not occur.

Because a Knock-In Event did not occur, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

PPS-3

Example 4: The price of the ETF decreases from an Initial Price of $58.17 to a Final Price $49.44 and a Knock-In Event occurred.

Because a Knock-In Event occurs (i.e., the Closing Price of the ETF is less than the Knock-In Barrier on one or more Trading Days during the Observation Period), and the Reference Asset Return of -15% is less than 0%, the investor will receive a payment at maturity of $850 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -15.00%] = $850.00

The total return on the investment of the Notes is -15%.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the ETF as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to enhance a positive Reference Asset Return by the Participation Rate, up to the Maximum Return on the Notes. The actual Maximum Return on the Notes will be set on the Initial Valuation Date and will not be less than 30%. Because the Notes are our senior unsecured obligations and are not guaranteed by any third party, payment of any amount at maturity is subject to our ability to pay our obligations as they become due. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” below.

•

Exposure to the ETF—The payment at maturity, if any, is linked to the performance of the ETF from the Initial Price to the Final Price. According to publicly available information, the ETF is an exchange-traded fund. The ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, its underlying index. For additional information about the ETF, see the information set forth under “Description of the Market Vectors® Gold Miners ETF” in this preliminary pricing supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the ETF. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the shares of the ETF over the term of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to

PPS-4

such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). Because the maturity payment under the Notes will only reflect the appreciation or depreciation in the value of the shares of the ETF and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the ETF, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. However, it is possible that the Excess Gain Amount could be greater than zero if the Internal Revenue Service successfully asserts that the number of ETF shares used to determine the Excess Gain Amount should be calculated by dividing the amount you paid for your Notes by the ETF share price on the date you acquired your Notes, as opposed to making such determination based on the actual number of ETF shares that, after taking into account the Participation Rate, are effectively referenced in determining the actual return on your Notes. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it issues the form on which to report the relevant information. However, once the Internal Revenue Service issues the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the shares of the ETF. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

PPS-5

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The payment, if any, at maturity of the Notes will depend on whether a Knock-In Event has occurred and the extent to which the Reference Asset Return is positive or negative. If a Knock-In Event occurs and the Reference Asset Return is less than 0%, your Notes will be fully exposed to any decline of the ETF from the Initial Price to the Final Price and you may lose some or all of your principal.

•

Your Gain on the Notes Is Limited to the Maximum Return—If the Final Price of the ETF is greater than the Initial Price, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the performance of the ETF, which may be significant. We refer to this predetermined percentage as the Maximum Return, which will be set on the Initial Valuation Date and will not be less than 30%.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the ETF or holders of the securities comprising the Underlying Index would have.

•

The Payment at Maturity of Your Notes is Not Based on the Price of the ETF at Any Time Other than the Final Price on the Final Valuation Date as Compared to the Initial Price on the Initial Valuation Date—The Final Price of the ETF and the Reference Asset Return will be based solely on the Closing Price of the ETF on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the Closing Price of the ETF dropped precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the ETF prior to such drop. Although the price of the ETF on the Maturity Date or at other times during the life of your Notes may be higher than the Final Price of the ETF on the Final Valuation Date, you will not benefit from any increases in the price of the ETF other than those increases, if any, represented by the Final Price on the Final Valuation Date as compared to the Initial Price on the Initial Valuation Date specified on the cover page of this preliminary pricing supplement.

•

The Determination of Whether a Knock-In Event Occurs on any Trading Day is Not Based On Any Price of the ETF Other Than the Closing Price of the ETF on such Trading Day—A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Price of the ETF is less than the Knock-In Barrier on any Trading Day during the Observation Period. The determination of whether a Knock-In Event occurs is therefore not based on any price of the ETF at any time other than the Closing Price of the ETF on any Trading Day during the Observation Period. For example, if on a Trading Day the price of the ETF drops precipitously shortly before the close of business on such Trading Day and such drop causes the Closing Price of the ETF on such Trading Day to fall below the Knock-In Barrier, assuming that no Market Disruption Event has occurred or existed with respect to the ETF on such Trading Day, a Knock-In Event occurs regardless of whether the price of the ETF is greater than or equal to the Knock-In Barrier at any other time during such Trading Day. The payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the determination of whether a Knock-In Event occurs been based on the price of the ETF prior to such drop at a time when the price of the ETF was at or above the Knock-In Barrier. The occurrence of a Knock-In Event may significantly and adversely affect the market value of your Notes and your ability to sell your Notes.

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We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Securities—None of Barclays Bank PLC, Barclays PLC, Barclays Capital or their respective affiliates is acting as investment advisor or other advisor in connection with the issuance of the Notes. The issuance of the Notes is not a recommendation by us of the ETF and we have not evaluated whether the ETF is suitable or appropriate generally or for any potential investor in any respect. You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement and the prospectus.

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No Principal Protection—If a Knock-In Event occurs and the Reference Asset Return is less than 0%, the payment at maturity will be less, and possibly significantly less, than the principal amount of your Notes. If a Knock-In Event occurs and the Reference Asset Return is less than 0%, your Notes will be fully exposed to any decline of the ETF from the Initial Price to the Final Value and you may lose some or all of your principal.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there

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is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the NYSE Arca Gold Miners Index, the underlying index of the ETF (the “Underlying Index”). The value of the ETF to which your Notes is linked is subject to:

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Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in the ETF involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices. However, because the ETF is not “actively” managed, unless a specific security is removed from the Underlying Index, the ETF generally would not sell a security because the security’s issuer was in financial trouble. Therefore, the ETF’s performance could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

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Risk of Investing in ADRs. ADRs are issued by U.S. banks or trust companies, and entitle the ADR holder to all dividends and capital gains that are paid out on the underlying foreign shares. With respect to ADRs not included in the Underlying Index, the ETF’s investments in ADRs may be less liquid than the underlying shares in their primary trading market and may negatively affect the ETF’s ability to replicate the performance of the Underlying Index. In addition, investments in ADRs may increase tracking error.

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The ETF May Underperform its Underlying Index—The ETF may underperform the NYSE Arca Gold Miners Index, its underlying index. For example, the ETF may charge fees and expenses to the investors who buy and hold shares of the ETF. Also, the ETF incurs operating expense not applicable to the Underlying Index and incurs costs associated with buying and selling securities, especially when rebalancing the ETF’s securities holdings to reflect changes in the composition of the Underlying Index and raising cash to meet redemptions or deploying cash in connection with newly created creation units. Because the ETF bears the costs and risks associated with buying and selling securities while such costs and risks are not factored into the return of the Underlying Index, the ETF’s return may deviate significantly from the return of the Underlying Index. In addition, the ETF may not be able to invest in certain securities included in the Underlying Index, or invest in them in the exact proportions they represent of the Underlying Index, due to legal restrictions or limitations imposed by the governments of certain countries or a lack of liquidity on stock exchange in which such securities trade.

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Risk of Investing in the Gold Mining Industry—Because the ETF primarily invests in stocks and ADRs of companies that are involved in the gold mining industry, the ETF is subject to risks associated with such companies. Competitive pressures may have a significant effect on the financial condition of such companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold bullion. These prices may fluctuate substantially over short periods of time so the ETF’s share price may be more volatile than other types of investments.

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Risks of Investing in Foreign Securities—Investments in the securities of non-U.S. issuers involve risks beyond those associated with investments in U.S. securities. These additional risks include greater market volatility, the availability of less reliable financial information, higher transactional and custody costs, taxation by foreign governments, decreased market liquidity and political instability. Because the ETF may invest in securities denominated in foreign currencies and some of the income received by the ETF generally will be in foreign currencies, changes in currency exchange rates may negatively impact the ETF’s return. In addition, the ETF may invest in depositary receipts which involve similar risks to those associated with investments in foreign securities.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the ETF on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the ETF, the Underlying Index and securities comprising the Underlying Index;

•	the time to maturity of the Notes;

•	the dividend rate underlying the ETF;

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•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks underlying the ETF are denominated;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Market Vectors® Gold Miners ETF

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the ETF can be located by reference to the ETF SEC file number specified below.

The summary information below regarding the company issuing the ETF comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the ETF with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

We have derived all information contained in this preliminary pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the publicly available information filed by the ETF with the SEC. Such information reflects the policies of, and is subject to change by the ETF.

According to publicly available information, Market Vectors® Gold Miners ETF (the “ETF”) is an exchange-traded fund. The ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index, its underlying index.

The ETF normally invests at least 80% of its total assets in common stocks and American depositary receipts of companies involved in the gold mining industry. The ETF uses a “passive” or indexing investment approach where it attempts to approximate the investment performance of the NYSE Arca Gold Miners Index by investing in a portfolio of securities that generally replicates the NYSE Arca Gold Miners Index. The ETF normally invests at least 80% of its total assets in securities that comprise the NYSE Arca Gold Miners Index.

Information provided to or filed with the Commission by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission Registration Number 333-123257 and the 1940 Act Registration Number 811-10325. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources

Historical Information Regarding the ETF

The following graph sets forth the historical performance of the ETF based on the daily closing prices from October 8, 2004 through July 28, 2011. The ETF’s Closing Price on July 28, 2011 was $58.17.

We obtained the historical trading price information below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the ETF’s Closing Price on the Final Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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